J.P. Morgan Multi-Strategy Fund, L.L.C.
EXHIBIT TO ITEM 77C

	A Special Meeting of Members of J.P. Morgan Multi-Strategy Fund, L.L.C. (the "Fund") was held on March 27, 2006. The following proposals were submitted for a vote of the shareholders:

* Please note that each Member of the Fund is entitled to vote a specific percentage of the Fund's total votes based upon such Member's relative capital account balance as of the record date for the meeting.

1.)	TO APPROVE A NEW INVESTMENT MANAGEMENT AGREEMENT FOR
THE FUND INCLUDING A REDUCTION IN THE RATE OF THE
MANAGEMENT FEE PAYABLE BY THE FUND    ("PROPOSAL 1")

	Proposal 1 required the affirmative vote of a "majority of the outstanding voting securities" as defined in the Investment
Company Act of 1940, as amended. Proposal 1 was approved and the results of the voting are as follows:

For           Against
92.62%         0.46%

	Accordingly, the holders of 92.62% of the Fund's voting securities* represented at the meeting voted in favor of Proposal 1.

2.)	TO APPROVE AN AMENDMENT TO THE FUND'S LIMITED LIABILITY
COMPANY AGREEMENT CHANGING THE TERMS OF THE INCENTIVE
ALLOCATION ("PROPOSAL 2")

	Proposal 2 required the affirmative vote of a "majority of the outstanding voting securities" as defined in the Investment
Company Act of 1940, as amended. Proposal 2 was approved and the results of the voting are as follows:

For            Against
90.19%          2.88%

	Accordingly, the holders of 90.19% of the Fund's voting securities* represented at the meeting voted in favor of Proposal 2.



3.)	TO ELECT DIRECTORS ("PROPOSAL 3")

	Proposal 3 required the affirmative vote of a "majority of the outstanding voting securities" as defined in the Investment
Company Act of 1940, as amended. Proposal 3 was approved and the results of the voting are as follows:

                                For         Against
Lawrence M. Unrein              93.07%       0%
Kenneth H. Beer                 93.07%       0%
Gerald A. Okerman               93.07%       0%
S. Lawrence Prendergast         93.07%       0%

	Accordingly, the holders of 93.07% of the Fund's voting securities* represented at the meeting voted in favor of Proposal 3.